Exhibit 99.1

887 Great Northern Way, Suite 101	t 604.707.7000
Vancouver, BC Canada V5T 4T5	f 604.707.7001 www.qltinc.com
news release
QLT ANNOUNCES COURT RESPONSE TO MOTION TO DISMISS AND REMOVAL OF
CASE TO FEDERAL COURT
Oral Ruling Issued in Massachusetts General Hospital Lawsuit

For Immediate Release	May 21, 2009
VANCOUVER, CANADA— QLT Inc. (NASDAQ: QLTI; TSX: QLT) announced that on May 21, 2009, the District Court of Massachusetts (“District Court”) issued an oral ruling on QLT’s Motion to Dismiss all the claims filed by the General Hospital Corporation, doing business as Massachusetts General Hospital (“MGH”) in its lawsuit against QLT. In the oral decision, the District Court dismissed all of the claims filed by MGH except that made under Massachusetts General Law chapter 93A, a consumer protection law which makes “unfair or deceptive acts or practices in the conduct of any trade or commerce” unlawful. QLT’s Motion to Dismiss was filed with the District Court on March 17, 2009. We expect that the District Court will formally enter its ruling on the court’s docket in the near future.
In the oral decision, the District Court also dismissed MGH’s motion to remand the case back to the Superior Court of the Commonwealth of Massachusetts (“Massachusetts State Court”), where MGH had originally filed its complaint.
The decision of the District Court means that MGH can continue its lawsuit against QLT in the District Court only on the claim made under Massachusetts General Law chapter 93A. Under the direction of the District Court, QLT and MGH will now begin to schedule discovery on this claim.
MGH filed its lawsuit against QLT on February 12, 2009, in the Massachusetts State Court. In its complaint, MGH asserted claims for breach of contract, breach of the implied covenant of good faith and fair dealing, violation of Massachusetts Chapter 93A Sections 2 and 11, unjust enrichment, and for a declaratory judgment.
In essence, MGH alleged that, in 1998, it entered into a written agreement with QLT that (a) called for QLT to pay MGH a royalty of 0.5% on sales of Visudyne® in the United States and Canada, and (b) included a “most favored nations” clause that required QLT to increase that royalty rate if QLT entered into a license agreement with Massachusetts Eye and Ear Infirmary (“MEEI”) for certain patent rights at a higher rate. As previously announced, MEEI was recently awarded a 3.01% royalty rate, on worldwide sales of Visudyne, in a highly contested legal action against QLT involving claims for unjust enrichment. MGH alleged that the “most favored nations” clause was triggered by the judgment on this jury verdict. QLT disagreed, and moved to dismiss all of MGH’s claims, with prejudice. QLT intends to vigorously contest the claim remaining in this lawsuit.

About QLT
QLT Inc. is a global biopharmaceutical company dedicated to the discovery, development and commercialization of innovative therapies. Our research and development efforts are focused on pharmaceutical products in the field of ophthalmology. In addition, we utilize three unique technology platforms, photodynamic therapy, Atrigel® and punctal plugs with drugs, to create products such as Visudyne® and Eligard® and future product opportunities. For more information, visit our web site at www.qltinc.com.

QLT Inc. Media Contact:
Vancouver, Canada
Karen Peterson
Telephone: 604-707-7000 or 1-800-663-5486
Fax: 604-707-7001
The Trout Group Investor Relations Contact:
New York, USA
Christine Yang
Telephone: 646-378-2929
or
Marcy Strickler
Telephone: 646-378-2927
QLT Plug Delivery, Inc. is a wholly-owned subsidiary of QLT Inc.
Atrigel is a registered trademark of QLT USA, Inc.
Visudyne is a registered trademark of Novartis AG.
Eligard is a registered trademark of Sanofi-aventis.
QLT Inc. is listed on The NASDAQ Stock Market under the trading symbol “QLTI” and on The Toronto Stock Exchange under the trading symbol “QLT.”
Certain statements contained in this press release, which are not historical facts, are forward-looking statements, as the term is defined in the Private Securities Litigation Reform Act of 1995. You can identify these forward-looking statements by QLT’s use of words such as, “expect,” “plans,” “estimates,” “intends,” “believes” and similar expressions that do not relate to historical matters. Such forward-looking statements are subject to risks and uncertainties which can cause actual results to differ materially from those currently anticipated due to a number of factors, which include, but are not limited to, the oral ruling in QLT’s Motion to Dismiss may be reviewable, which review could result in a decision more or less favorable to QLT, and other factors as described in detail in QLT’s Annual Information Form and Annual Report on Form 10-K, quarterly reports on Form 10-Q and other filings with the U.S. Securities and Exchange Commission and Canadian securities regulatory authorities. All forward-looking statements in this press release are made as of today, based upon information known to QLT as of the date hereof. QLT assumes no obligation to update or revise any of its forward-looking statements even if experience or future changes show that indicated results or events will not be realized.